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                                                                       EXHIBIT 5


                 FIRST AMENDMENT TO WARRANT PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO WARRANT PURCHASE AGREEMENT (the "Amendment"), dated as of October 25, 1996, among BRUNSWICK BIOMEDICAL CORPORATION, a Massachusetts corporation (the "Company"), and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation ("ING").


                              W I T N E S S E T H:

     RECITALS:

     A. The Company and ING have entered into a certain Warrant Purchase Agreement, dated as of April 15, 1996 (the "Warrant Purchase Agreement"); capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Warrant Purchase Agreement.

     B. The Company and ING wish to enter into this Amendment to amend certain clerical errors contained in the Warrant Purchase Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.  Amendment to Section 1.1.   Section 1.1 of the Warrant
Purchase Agreement is hereby amended by replacing the definition of "Series A Exercise Price" in its entirety with the following:

           "Series A Exercise Price" means (a) at any time prior to the Merger Consummation Date, $.0.01 per Warrant Share and (b) at any time on or after the Merger Consummation Date, $0.10 per Warrant Share, in each case as adjusted as herein provided.

     SECTION 2.  Amendment to Section 15(j).   Section 15(j) of the Warrant
Purchase Agreement is hereby amended by replacing said Section in its entirety with the following:

           (j) Upon consummation of the Merger, (1) the Warrant Documents and all obligations of Brunswick under the Warrant Documents shall automatically become the legal, valid and binding obligations of STI, enforceable against STI in accordance with their terms, as if STI had been the signatory thereto, (2) each Series A Warrant shall be exercisable for a number of shares of Class A Common Stock of STI equal to (i) the number of shares of Class A Common Stock of Brunswick for which such Series A Warrant is exercisable as of

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      the Merger Consummation Date, multiplied by (ii) the Conversion Factor, for an Exercise Price equal to $.10 per share, and (3) each Series B Warrant shall be exercisable for a number of shares Class A Common Stock of STI equal to (i) the number of shares of Class A Common Stock of Brunswick for which such Series B Warrant is exercisable as of the Merger Consummation Date, multiplied by (ii) the Conversion Factor, for an Exercise Price equal to the Exercise Price immediately prior to consummation of the Merger divided by the Conversion Factor. Brunswick acknowledges and agrees that it is a condition to the Merger that STI execute and deliver to the Purchaser, prior to or concurrently with the consummation of the Merger, (1) an assumption agreement, in form and substance reasonably satisfactory to the Required Holders, pursuant to which STI shall expressly assume and reaffirm its obligations under the Warrant Documents, (2) substitute Series A Warrant Certificates and Series B Warrant Certificates evidencing warrants for the number of shares of Class A Common Stock of STI set forth in the preceding sentence and reflecting the Exercise Prices for the Series A Warrants and Series B Warrants effective upon and after the Merger Consummation Date, and (3) an opinion of counsel to STI in the form of Exhibit F.

     SECTION 3. Continuing Effectiveness of Warrant Purchase Agreement. The Warrant Purchase Agreement and each of the other Warrant Documents shall remain in full force and effect in accordance with their respective terms, except as expressly amended or modified by this Amendment.

     SECTION 4. Cost and Expenses. The Company agrees to pay all out-of-pocket expenses of ING for the negotiation, preparation, execution and delivery of this Amendment (including fees and expenses of counsel to ING).

     SECTION 5. Effectiveness. This Amendment shall become effective upon receipt by ING of a copy of this Amendment, duly executed by each of the Company and ING.

     SECTION 6. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

     SECTION 7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and ING and shall be deemed to be an original and all of which shall constitute together but one and the same agreement.


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     SECTION 8.  Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A
CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     SECTION 9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or transfer its rights or obligations hereunder or under the Warrant Purchase Agreement except in accordance with the terms of the Warrant Purchase Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                   BRUNSWICK BIOMEDICAL CORPORATION



                                   By:
                                      -------------------------------
                                      James H. Miller
                                      President

                                             [CORPORATE SEAL]



                                   INTERNATIONALE NEDERLANDEN
                                   (U.S.) CAPITAL CORPORATION



                                   By:
                                      -------------------------------
                                      Darren J. Wells
                                      Director



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